Exhibit 99.2

CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Ameristar Casino Kansas City, LLC, d/b/a Ameristar Kansas City, Ameristar St. Charles, LLC, d/b/a Ameristar St. Charles, Belterra Resort Indiana, LLC, d/b/a Belterra Resort, OGLE HAUS, LLC, d/b/a Ogle Haus Inn, and PNK (Ohio), LLC, d/b/a Belterra Park (collectively, “The Properties”)
As of and for the Period Ended September 30, 2018

AMERISTAR KANSAS CITY, AMERISTAR ST. CHARLES,
BELTERRA RESORT AND BELTERRA PARK
TABLE OF CONTENTS

Condensed Combined Financial Statements

Condensed Combined Statements of Operations (Unaudited)	3
Condensed Combined Balance Sheet (Unaudited)	4
Condensed Combined Statement of Changes in Members' Equity (Unaudited)	5
Condensed Combined Statement of Cash Flows (Unaudited)	6
Notes to Condensed Combined Financial Statements (Unaudited)	7

AMERISTAR KANSAS CITY, AMERISTAR ST. CHARLES,
BELTERRA RESORT AND BELTERRA PARK
CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
(amounts in thousands)

	For the three months ended September 30, 2018	For the nine months ended September 30, 2018
Revenues:
Gaming	$137,346	$398,028
Food and beverage	21,529	60,843
Lodging	12,666	33,541
Retail, entertainment and other	6,942	18,667
Total revenues	178,483	511,079
Expenses and other costs:
Gaming	71,382	204,338
Food and beverage	19,766	56,807
Lodging	4,467	12,604
Retail, entertainment and other	4,561	11,174
General and administrative	31,666	93,032
Depreciation	17,521	53,468
Write-downs, reserves and recoveries, net	732	1,918
Total expenses and other costs	150,095	433,341
Operating income	28,388	77,738
Interest expense, net	(25,307)	(70,920)
Income before income taxes	3,081	6,818
Income tax expense	(725)	2,543
Net income	$2,356	$9,361
See accompanying notes to the Condensed Combined Financial Statements.

AMERISTAR KANSAS CITY, AMERISTAR ST. CHARLES,
BELTERRA RESORT AND BELTERRA PARK
CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
(amounts in thousands)

September 30,
2018
ASSETS
Current Assets:
Cash and cash equivalents	$41,764
Accounts receivable, net of allowance for doubtful accounts of $482	11,809
Inventories	3,137
Prepaid expenses and other assets	6,692
Total current assets	63,402
Land, buildings and equipment, net of accumulated depreciation	924,222
Goodwill	159,783
Other intangible assets	195,600
Other assets	123
Total assets	$1,343,130
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$16,449
Accrued compensation	15,113
Accrued taxes	21,297
Current portion of long-term financing obligation	3,008
Other accrued liabilities	19,299
Total current liabilities	75,166
Long-term financing obligation less current portion	820,429
Deferred income taxes	1,984
Other long-term liabilities	156
Total liabilities	897,735
Members’ equity	445,395
Total liabilities and members’ equity	$1,343,130

See accompanying notes to the Condensed Combined Financial Statements.

AMERISTAR KANSAS CITY, AMERISTAR ST. CHARLES,
BELTERRA RESORT AND BELTERRA PARK
CONDENSED COMBINED STATEMENT OF CHANGES IN MEMBERS’ EQUITY (UNAUDITED)
(amounts in thousands)

	Paid-in Capital	Accumulated Deficit	Total
Balance as of January 1, 2018	$568,289	$(85,384)	$482,905
Share-based compensation	1,162	—	1,162
Capital distributions to Parent Company, net	(47,152)	—	(47,152)
Net income	—	9,361	9,361
Cumulative effect adjustment from new revenue standard	—	(881)	(881)
Balance as of September 30, 2018	$522,299	$(76,904)	$445,395

See accompanying notes to the Condensed Combined Financial Statements.

AMERISTAR KANSAS CITY, AMERISTAR ST. CHARLES,
BELTERRA RESORT AND BELTERRA PARK
CONDENSED COMBINED STATEMENT OF CASH FLOWS (UNAUDITED)
(amounts in thousands)

For the nine months ended September 30, 2018
Cash flows from operating activities:
Net income	$9,361
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	(396)
Depreciation	53,468
Loss on disposal of assets	1,915
Impairment of land, buildings, vessels, and equipment	3
Share-based compensation expense	1,162
Changes in income taxes	(2,543)
Changes in operating assets and liabilities:
Receivables, net	(1,166)
Prepaid expenses, inventories and other	(2,980)
Accounts payable, accrued expenses and other	877
Net cash provided by operating activities	59,701
Cash flows from investing activities:
Capital expenditures	(14,301)
Net cash used in investing activities	(14,301)
Cash flows from financing activities:
Repayments under financing obligation	(5,839)
Capital distributions to Parent Company, net	(47,265)
Net cash used in financing activities	(53,104)
Change in cash and cash equivalents	(7,704)
Cash and cash equivalents at the beginning of the year	49,468
Cash and cash equivalents at the end of the year	$41,764

Supplemental Cash Flow Information:
Cash paid for interest	$70,945
Decrease in construction-related deposits and liabilities	$(51)

See accompanying notes to the Condensed Combined Financial Statements.

AMERISTAR KANSAS CITY, AMERISTAR ST. CHARLES,
BELTERRA RESORT AND BELTERRA PARK
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Note 1-Basis of Presentation and Organization
The Properties are comprised of Ameristar Casino Kansas City, LLC, d/b/a Ameristar Kansas City (“Ameristar Kansas City”); Ameristar Casino St. Charles, LLC, d/b/a Ameristar St. Charles (“Ameristar St. Charles”); Belterra Resort Indiana, LLC, d/b/a Belterra Resort; OGLE HAUS, LLC, d/b/a Ogle Haus Inn (“Ogle Haus” and collectively with Belterra Resort Indiana, LLC, “Belterra Resort”); and PNK (Ohio), LLC, d/b/a Belterra Park (“Belterra Park”); all of which are wholly-owned subsidiaries of Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle” or the “Parent Company”). Each of the entities comprising The Properties own and/or operate gaming, hospitality and entertainment businesses. References in these footnotes to “we,” “our” or “us” refer to The Properties, except where stated or the context otherwise indicates.

On December 17, 2017, Pinnacle entered into an Agreement and Plan of Merger (the “Penn National Merger Agreement”) with Penn National Gaming, Inc., a Pennsylvania corporation (“Penn National”), and Franchise Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Penn National (“Franchise Merger Sub”), providing for the merger of Franchise Merger Sub with and into Pinnacle (the “Proposed Company Sale”), with Pinnacle surviving the Proposed Company Sale as a wholly-owned subsidiary of Penn National.

On March 29, 2018, the shareholders of Penn National and stockholders of Pinnacle approved the Proposed Company Sale, including the approval by Penn National shareholders of the issuance of Penn National’s common stock in connection with the Proposed Company Sale. The Proposed Company Sale closed on October 15, 2018, at which point, The Properties were purchased by Boyd Gaming Corporation (“Boyd”) as a part of the sale of Pinnacle to Penn National.
The accompanying Condensed Combined Financial Statements as of and for the three and nine months ended September 30, 2018 include the accounts and transactions of the combined companies of Ameristar Kansas City, Ameristar St. Charles, Belterra Resort and Belterra Park, and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The results for the period reflect all adjustments, which are of a normal recurring nature, that management considers necessary for a fair presentation of operating results.
All intercompany transactions and accounts within The Properties’ combined businesses have been eliminated in the presentation of the accompanying Condensed Combined Financial Statements. The accompanying Condensed Combined Financial Statements have been prepared from separate records maintained by the Parent Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if The Properties had been operated as an entity unaffiliated with the Parent Company. Portions of certain expenses represent allocations from the Parent Company. See Note 9, “Related-Party Transactions.”

Note 2-Summary of Significant Accounting Principles
Use of Estimates: The preparation of Condensed Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities at the date of the Condensed Combined Financial Statements, and (iii) the reported amounts of revenues and expenses during the reporting period. Estimates used by management included, among other things, the useful lives for depreciable assets; the allowance for doubtful accounts receivable; income tax provisions; the evaluation of the future realization of deferred tax assets; determining the adequacy of reserves for the mychoice guest loyalty program; cash flows in assessing the recoverability of long-lived assets, asset impairments, goodwill, and other intangible assets; and contingencies and litigation. Actual results may differ from these estimates.
Fair Value Measurements: Fair value measurements affect accounting and impairment assessments of long-lived assets, assets acquired in an acquisition, goodwill, and other intangible assets. Fair value measurements also affect the accounting for certain financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is measured according to a hierarchy that includes: “Level 1” inputs, such as quoted prices in an active market for identical assets or liabilities; “Level 2” inputs, which are observable inputs for similar assets; or “Level 3” inputs, which are unobservable inputs.

As of September 30, 2018, the carrying amounts of cash equivalents, accounts receivable and accounts payable approximated their estimated fair values due to the short-term nature of these instruments.
Cash and Cash Equivalents: Cash equivalents are highly liquid investments with an original maturity of three months or less at the date of purchase, are stated at the lower of cost or market value and are valued using Level 1 inputs. Book overdraft balances are included in “Accounts Payable” in the accompanying Condensed Combined Balance Sheet.
Concentrations: The Properties often carry cash and cash equivalents on deposit with financial institutions substantially in excess of federally-insured limits. However, the extent of losses to be sustained as a result of future financial institution failure, if any, is not currently subject to estimation.
Accounts Receivable: Accounts receivable consist of casino, hotel, automatic teller machines, cash advances and other receivables, which principally arise from contracts with customers. At Ameristar Kansas City, Ameristar St. Charles and Belterra Resort, we extend casino credit to approved customers following investigations of creditworthiness. Accounts receivable are non-interest bearing and are initially recorded at cost. In order to reduce accounts receivable to their carrying amount, which approximates fair value, we have estimated an allowance for doubtful accounts based upon, among other things, collection experience, customer credit evaluations and the age of the receivables.
Inventories: Inventories, which consist primarily of food, beverage and retail items, are stated at the lower of cost or net realizable value. Costs are determined using the first-in, first-out and the weighted average methods.
Land, Buildings, Vessels and Equipment: Land, buildings, vessels, and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense repair and maintenance costs as incurred. Gains or losses on the disposition of land, buildings, vessels and equipment are included in the determination of income.
We review the carrying amounts of land, buildings, vessels and equipment used in operations whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from estimated future undiscounted cash flows expected to result from its use and eventual disposition. If the undiscounted cash flows exceed the carrying amount, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying amount, then an impairment charge is recorded based on the fair value of the asset.
The land, buildings, vessels and associated improvements used in the operations of Ameristar Kansas City, Ameristar St. Charles and Belterra Resort included in the Condensed Combined Balance Sheet are subject to the Master Lease (as defined in Note 3, “Master Lease Financing Obligation” and are owned by Gaming and Leisure Properties, Inc. (“GLPI”), a Pennsylvania corporation and real estate investment trust. For further discussion, see Note 3, “Master Lease Financing Obligation.” The following table presents a summary of land, buildings and equipment:

September 30,
2018
(in millions)
Land, buildings and equipment
Land and improvements	$109.6
Buildings and improvements	1,042.4
Equipment, furniture and fixtures	215.8
Construction in progress	4.7
Land, buildings and equipment, gross	1,372.5
Less: accumulated depreciation	(448.3)
Land, buildings and equipment, net	$924.2
Goodwill and Other Intangible Assets: Goodwill consists of the excess of the acquisition cost over the fair value of the net assets acquired in business combinations and has been allocated to our reporting units. We consider each of The Properties to be separate reporting units, with the exception of Ogle Haus, which we consider to be a part of the Belterra Resort reporting unit. Indefinite-lived intangible assets include gaming licenses and trade names for which it is reasonably assured they will continue to be renewed indefinitely. Goodwill and other indefinite-lived intangible assets are subject to an annual assessment for impairment during the fourth quarter (October 1st test date), or more frequently if there are indications of possible impairment.
Self-Insurance Accruals: The Properties are self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, legal costs related to settling such claims and accruals of actuarial estimates of incurred but not reported claims.

As of September 30, 2018, we had total self-insurance accruals of $6.2 million, which are included in “Total current liabilities” in the accompanying Condensed Combined Balance Sheet. In estimating these accruals, we consider historical loss experience and make judgments about the expected level of costs per claim. We believe the estimates of future liability are reasonable based upon our methodology; however, changes in health care costs, accident frequency and severity could materially affect the estimate for these liabilities.
Income Taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are provided against deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax asset will not be realized within a reasonable time period. We assess tax positions using a two-step process. A tax position is recognized if it meets a “more likely than not” threshold, and is measured at the largest amount of benefit that has greater than a 50% chance of being realized. Uncertain tax positions are reviewed each balance sheet date. Liabilities recorded as a result of this analysis are classified as current or long-term based on the timing of expected payment.
Revenue Recognition: We generate revenues from the goods and services that we provide to our customers at the facilities in which we operate our gaming, hospitality and entertainment businesses. Our revenues consist principally of gaming revenue and hospitality revenue, which consists of food and beverage revenue, lodging revenue, retail revenue and entertainment revenue. We recognize revenue when control over the goods and/or services we provide has transferred to the customer, which is primarily at a point-in-time. Although the majority of our operations results in the simultaneous exchange of consideration from our customers and the transfer of control over the goods and/or services, in the event that customers pay in advance, such amounts received are recorded as performance obligation liabilities. During the first quarter 2018, The Properties adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606” or the “new revenue standard”) using a modified retrospective approach as of the date of initial application, which was January 1, 2018. See Note 3, “Recently Issued Accounting Pronouncements,” for a thorough discussion of the new revenue standard and its impact on the Condensed Combined Financial Statements.
Gaming Revenues: Gaming revenues include revenues generated by our casino operations and gaming-related activities such as poker and tournaments. The transaction price in gaming contracts is measured by the aggregate net difference between amounts wagered and amounts paid to winning customers. Cash discounts and other cash incentives, such as free play, to guests related to gaming play are recorded as a reduction to gaming revenue. In general, The Properties recognize gaming revenue as the services are performed, which is principally at a point-in-time. We have applied the practical expedient under the portfolio approach as prescribed in ASC paragraph 606-10-10-4 to our gaming contracts due to the similar characteristics of gaming transactions as well as the fact that The Properties reasonably expects the financial statement effects of applying ASC 606 to the portfolio of gaming contracts rather than to individual gaming contracts to not differ materially.
A large portion of our revenues is generated by customers who have membership in our guest loyalty program, which operates under the name mychoice (“mychoice program” or “guest loyalty program”). Members of our mychoice program earn reward credits and credit toward tier status based on gaming activity. Under the terms of the mychoice program, members are able to accumulate, or bank, reward credits over time that they may redeem at their discretion for complimentary goods and/or services provided by The Properties (“nondiscretionary complimentaries”), free slot play or cash back. The reward credit balance will be forfeited if the member does not earn or use any reward credits over the prior six-month period. Upon attainment of certain tier status levels, members are entitled to receive discounts similar in nature and amount to those provided as complimentaries. In addition, members of certain tiers of the mychoice program receive complimentary goods and/or services of third-parties.
Given the ability for members to bank such reward credits based on their past play and the significance of the mychoice program, we have determined that reward credits constitute a material right and, as such, represent a performance obligation associated with the gaming contracts. In addition, similar to reward credits, we have determined that certain benefits associated with our top tier also constitute material rights. We have determined that other tier status benefits, including discounts on goods and/or services sold and/or provided by The Properties, are generally made available to customers other than through a past purchase (or provided on a complimentary basis at our discretion) and, therefore, do not represent material rights.
Therefore, gaming contracts with customers participating in the mychoice program contain multiple performance obligations whereas gaming contracts in which the customers are not participating in the mychoice program contain only a single performance obligation. In gaming contracts with customers participating in the mychoice program, we allocate the transaction price between 1) the reward credits and certain tier benefits that give rise to separate performance obligations, such as an annual gift to our top tier members (“annual gift”), based upon the relative standalone selling prices (“SSP”), and 2) an amount allocated to the gaming performance obligation using the residual approach as the SSP for gaming is highly variable and no set established price exists.

Since reward credits are not independently sold, we have determined the estimated SSP of a reward credit by computing the redemption value of points expected to be redeemed. We determine this redemption value through an analysis of historical redemption activity, utilizing observed SSP of the goods and services provided through redemption of reward credits as well as the pre-established conversion ratios of reward credits pursuant to the terms of the mychoice program. This allocation results in an amount of the gaming transaction price being presented as a performance obligation liability associated with the mychoice program (“mychoice performance obligation liability”), which reduces gaming revenues in the period that the mychoice performance obligation liability is accrued. Revenue is recognized in the period in which the mychoice performance obligation liability is relieved through satisfaction of the associated performance obligations, depending on the type of good and/or service provided (food and beverage; lodging; or retail, entertainment and other).
The mychoice performance obligation liability consists of 1) reward credits and 2) the estimated SSP of goods and/or services purchased by The Properties from third-parties and transferred to members of certain tiers of the mychoice program. Reward credits earned by customers are generally redeemed within a six-month period from the first date of activity earning such reward credits. Based on the terms of the mychoice program, specifically, the timing of satisfaction of the performance obligation associated with providing some goods and/or services to members of certain tiers of the mychoice program, the performance obligation liability associated with certain tier benefits, principally the annual gift, is generally settled between 6 months and 18 months from the first date of activity earning such tier benefits. Estimates and assumptions made regarding breakage rates and the combination of goods and services members choose impacts the estimated SSP of reward credits. Changes in estimates or member redemption patterns could produce different results, which would principally impact the recorded balance of the mychoice performance obligation liability and the amount of gaming revenues recorded during the period in which such reward credits are earned.
The mychoice performance obligation liability was $5.1 million as of September 30, 2018 and is included in “Other accrued liabilities” in the Condensed Combined Balance Sheet. Upon adoption of ASC 606, the mychoice performance obligation liability was re-measured, resulting in a post-adoption balance of $5.7 million as of January 1, 2018. Unless the terms of the mychoice program are modified, the mychoice performance obligation liability is not subject to significant periodic fluctuations, particularly in comparing periods year over year.
Liabilities arising from our casino operations and gaming-related activities (“gaming-related liabilities”) principally include funds deposited by customers in advance (commonly referred to as “safekeeping” or “front money”), outstanding chips and slot tickets in the customers’ possession, and the incremental amount of progressive jackpots. Gaming-related liabilities are included in “Other accrued liabilities” in our unaudited Condensed Combined Balance Sheet until such amounts are redeemed for cash or used in gaming play by the customer. Gaming-related liabilities were $8.4 million as of September 30, 2018. Given the nature of our business, gaming-related liabilities are not subject to significant periodic fluctuations, particularly in comparing periods year over year.
Discretionary Complimentaries: Outside of the mychoice program and at our discretion, we offer our guests complimentary goods and services, including food and beverage, lodging, retail and entertainment, which are provided in conjunction with revenue-generating gaming activity in order to entice contemporaneous and future revenue-generating gaming activities (“discretionary complimentaries”). We allocate a portion of the gaming transaction price we receive from such customers to the discretionary complimentaries with the allocated revenue for gaming wagers recognized using the residual approach. We perform this allocation based on the SSP of the underlying goods and services provided, which are determined based on observed SSP we receive for selling such goods and services at the facilities in which we operate our businesses.
Hospitality Revenues: Food and beverage revenues, lodging revenues, retail revenue and entertainment revenues include: (1) revenues generated through contracts with customers for such goods and/or services, (2) revenue recognized through the redemption of mychoice reward credits for such goods and/or services (the nondiscretionary complimentaries), and (3) from revenue as a result of providing such goods and/or services on a complimentary basis to entice contemporaneous and future revenue-generating gaming activities (the discretionary complimentaries). Hospitality revenues are recognized when goods are delivered, services are performed, or events take place. In general, performance obligations associated with hospitality contracts are satisfied at a point-in-time, but may also be satisfied over a period of time, which is typically over the course of a customer’s stay at one of the locations in which we operate our gaming, hospitality and entertainment businesses. Advance deposits on rooms and advance ticket sales are recorded as a performance obligation liability until the goods and/or services are provided to the customer. Such liabilities are included in “Other accrued liabilities” in the accompanying Condensed Combined Balance Sheet.
Other Revenues: Other revenues primarily include amounts received in connection with ATM transactions and cash advances with customers. Prior to the adoption of ASC 606, complimentary hospitality and other revenues were excluded from the Condensed Combined Statements of Operations. Subsequent to the adoption of ASC 606, complimentary hospitality and other revenues are included in food and beverage; lodging; and retail, entertainment and other; revenues, as appropriate, in the Condensed Combined Statements of Operations. Complimentary hospitality and other revenues, whether provided as nondiscretionary complimentaries or discretionary complimentaries, were as follows:

	For the three months ended September 30, 2018	For the nine months ended September 30, 2018
	(in millions)
Food and beverage	$9.5	$26.2
Lodging	8.3	22.2
Retail, entertainment and other	0.8	1.9
Total complimentaries	$18.6	$50.3
Gaming Taxes: We are subject to taxes based on gross gaming revenues in the jurisdictions in which we operate, subject to applicable jurisdictional adjustments. These gaming taxes are an assessment on our gaming revenues and are recorded as a gaming expense in the accompanying Condensed Combined Statements of Operations. These taxes totaled $48.5 million and $138.0 million for the three and nine months ended September 30, 2018, respectively.
Leases: The Company has certain long-term lease obligations, including a ground lease at Belterra Resort and equipment. Rent associated with operating leases, excluding contingent rent, is expensed on a straight-line basis over the life of the lease beginning on the date of possession of the leased property. To the extent it is considered probable, contingent rent associated with operating leases is expensed as incurred. At lease inception, the lease term is determined by assuming the exercise of those renewal options that are reasonably assured. The lease term is used to determine whether a lease is capital or operating and is used to calculate the straight-line rent expense. Additionally, the depreciable life of capital lease assets and leasehold improvements is limited by the expected lease term if less than the useful life of the asset. Rent expenses are included in “General and administrative” in the accompanying Condensed Combined Statements of Operations.
Share-based Compensation: We measure the cost of awards of equity instruments to employees based on the grant-date fair value of the award. The grant-date fair value is determined by using either the Black-Scholes option-pricing model or performing a Monte Carlo simulation. The fair value, net of expected forfeitures, is amortized as compensation cost on a straight-line basis over the vesting period. Expected forfeitures are estimated at the time of each grant using historical information. Share-based compensation, which was $0.4 million and $1.2 million for the three and nine months ended September 30, 2018, respectively, is included in “General and administrative” in the accompanying Condensed Combined Statements of Operations.
Write-downs, reserves and recoveries, net: During the three and nine months ended September 30, 2018, we recorded a net loss of $0.7 million and $1.9 million, respectively, related primarily to disposals of furniture, fixtures and equipment at The Properties in the normal course of business.

Note 3-Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which introduced a new standard related to revenue recognition, ASC Topic 606, Revenue from Contracts with Customers (“ASC 606” or the “new revenue standard”). Under ASC 606, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. In addition, the new revenue standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts. ASC 606 was to be adopted using either a full retrospective approach for all periods presented in the period of adoption or a modified retrospective approach. In July 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date, which deferred the implementation of ASC 606 to be effective for fiscal years beginning after December 15, 2017.

In March 2016, the FASB issued ASU No. 2016-08, Principal versus Agent Considerations, which clarified the implementation guidance on principal versus agent considerations in the new revenue standard pursuant to ASU No. 2014-09. In April 2016, the FASB issued ASU No. 2016-10, Identifying Performance Obligations and Licensing, and in May 2016, the FASB issued ASU No. 2016-12, Narrow-Scope Improvements and Practical Expedients, which amended certain aspects of the new revenue standard pursuant to ASU No. 2014-09. In December 2016, the FASB issued ASU No. 2016-19 and ASU No. 2016-20, Technical Corrections and Improvements, which further clarified and corrected certain elements of ASC 606.

The Properties adopted ASC 606 during the first quarter 2018 using the modified retrospective approach to all contracts as of the date of initial application, which was January 1, 2018. We have concluded that the adoption of the new revenue standard principally affects (1) how we measure the liability associated with our mychoice program and (2) the classification and, as it relates to lodging, the measurement, of revenues and expenses between gaming; food and beverage; lodging; and retail, entertainment and other.

The modified retrospective approach required The Properties to recognize the impact of adopting ASC 606 as a cumulative effect adjustment to the beginning accumulated deficit, which was an increase of $0.9 million. The cumulative effect adjustment related exclusively to re-measuring the liability associated with the mychoice program from a cost approach to an approach that reflects the estimated SSP of the reward credits and certain tier benefits. In addition, the modified retrospective approach required The Properties to provide disclosures describing the financial statement line items impacted by the new revenue standard (see below).

Under our mychoice program, guests earn points based on their level of play, which may be redeemed for various benefits, such as cash back, dining, or hotel stays, among others. Prior to the adoption of ASC 606, we determined our liability for unredeemed points based on the estimated costs of services or merchandise to be provided and estimated redemption rates. Upon adoption of ASC 606, points awarded under our mychoice program are considered a material right given to players based on their gaming play and the promise to provide points to players is required to be accounted for as a separate performance obligation. In addition, certain tier benefits associated with our mychoice program, represent material rights in a manner similar to player points, which results in such benefits constituting separate performance obligations. Therefore, ASC 606 requires us to allocate the revenues associated with the players’ activity between gaming revenue and the value of the points and certain tier benefits, if applicable. The measurement of the liability is based on the estimated standalone selling price of the points earned after factoring in the likelihood of redemption. The revenue associated with the points earned is now recognized in the period in which the points are redeemed.

In addition to the above, prior to the adoption of ASC 606, complimentary revenues pertaining to food and beverage; lodging; and retail, entertainment and other; were excluded from the Combined Statement of Operations and the estimated costs of providing such complimentary goods and services were included as gaming expenses in the Combined Statement of Operations. However, subsequent to the adoption of ASC 606, food and beverage, lodging and other services furnished to our guests on a complimentary basis are measured at the estimated standalone selling prices and included as revenues within food and beverage; lodging; and retail, entertainment and other; as appropriate, in the Condensed Combined Statements of Operations, which results in a corresponding decrease in gaming revenues. Furthermore, specifically as it relates to lodging, the transition from complimentary retail value to estimated standalone selling price increases the recorded amount of lodging complimentary revenue. Additionally, subsequent to the adoption of ASC 606, the costs of providing such complimentary goods and services were included as expenses within food and beverage; lodging; and retail, entertainment and other; as appropriate, in the Condensed Combined Statements of Operations, which results in a decrease in gaming expenses.

The amount by which each line item in the Condensed Combined Statements of Operations for the three and nine months ended September 30, 2018 was affected by the new revenue standard as compared with the accounting guidance that was in effect before the change was as follows:

	For the three months ended September 30, 2018
	As Reported - With Adoption of ASC 606	As Adjusted - Without Adoption of ASC 606	Effect of Accounting Change Increase/(Decrease)

	(in thousands)
Revenues (a):
Gaming	$137,346	$156,612	$(19,266)
Food and beverage	21,529	12,032	9,497
Lodging	12,666	4,411	8,255
Retail, entertainment and other	6,942	6,342	600
Total revenues	178,483	179,397	(914)
Expenses and other costs (b):
Gaming	71,382	85,254	(13,872)
Food and beverage	19,766	10,286	9,480
Lodging	4,467	2,297	2,170
Retail, entertainment and other	4,561	3,269	1,292
Other expenses and other costs	49,919	49,919	—
Total expenses and other costs	150,095	151,025	(930)
Operating income	$28,388	$28,372	$16

Net income	$2,356	$2,340	$16

(a)
The decrease in gaming revenues is principally attributable to the allocation of portions of the transaction price in gaming contracts to (1) complimentary hospitality and other revenues of $18.5 million, which increased food and beverage; lodging; and retail, entertainment and other, and (2) certain tier benefits, such as the annual gift, of $0.8 million, which was previously included in gaming expenses.

(b)
The decrease in gaming expenses is principally attributable to (1) the cessation of the Company’s prior accounting practice of including the estimated costs of providing complimentaries in gaming expenses rather than in food and beverage; lodging; and retail, entertainment and other; expenses of $10.7 million, and (2) the allocation of a portion of the transaction price in gaming contracts to certain tier benefits, such as the annual gift, of $0.8 million, which was previously included in gaming expenses.

	For the nine months ended September 30, 2018
	As Reported - With Adoption of ASC 606	As Adjusted - Without Adoption of ASC 606	Effect of Accounting Change Increase/(Decrease)

	(in thousands)
Revenues (a):
Gaming	$398,028	$450,157	$(52,129)
Food and beverage	60,843	34,607	26,236
Lodging	33,541	11,296	22,245
Retail, entertainment and other	18,667	17,280	1,387
Total revenues	511,079	513,340	(2,261)
Expenses and other costs (b):
Gaming	204,338	243,700	(39,362)
Food and beverage	56,807	29,923	26,884
Lodging	12,604	6,081	6,523
Retail, entertainment and other	11,174	7,551	3,623
Other expenses and other costs	148,418	148,418	0
Total expenses and other costs	433,341	435,673	(2,332)
Operating income	$77,738	$77,667	$71

Net income	$9,361	$9,290	$71

(a)
The decrease in gaming revenues is attributable to the allocation of portions of the transaction price in gaming contracts to (1) complimentary hospitality and other revenues of $50.4 million, which increased food and beverage; lodging; and retail, entertainment and other, and (2) certain tier benefits, such as the annual gift, of $1.9 million, which was previously included in gaming expenses. These decreases were offset by a net $0.1 million increase in other adjustments.

(b)
The decrease in gaming expenses is principally attributable to (1) the cessation of the Company’s prior accounting practice of including the estimated costs of providing complimentaries in gaming expenses rather than in food and beverage; lodging; and retail, entertainment and other; expenses of $30.4 million, and (2) the allocation of a portion of the transaction price in gaming contracts to certain tier benefits, such as the annual gift, of $1.9 million, which was previously included in gaming expenses.

The line items included in our Condensed Combined Balance Sheet as of September 30, 2018 that were affected by the new revenue standard were “Other accrued liabilities” and “Accumulated deficit,” which both increased by $0.8 million as a result of the re-measurement of the liability associated with the mychoice program.
In February 2016, the FASB issued ASU No. 2016-02, Recognition and Measurement of Leases, which introduced a new standard related to lease recognition, ASC Topic 842, Leases (“ASC 842” or the “new lease standard”). In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which clarified and corrected certain elements of the new lease standard, and ASU No. 2018-11, Targeted Improvements to Topic 842, Leases, which introduced a transition option for all entities and an option for lessors to combine lease and non-lease components. Entities may apply a modified retrospective transition approach for leases existing at, or entered into after, either (1) the beginning of the earliest comparative period presented in the financial statements or (2) the date of adoption. If an entity chooses the latter, a cumulative-effect adjustment would be recorded to beginning retained earnings as of the adoption date.

Under ASC 842, for all leases (with the exception of short-term leases), at the commencement date, lessees will be required to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new lease standard, lessor accounting is largely unchanged. Further, ASC 842 simplifies the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and liabilities, which no longer provides a source for off balance sheet financing.

The Properties currently anticipate adopting this accounting standard during the first quarter 2019. Operating leases, including our ground lease at Belterra Resort, will be recorded on our Condensed Combined Balance Sheet as a right-of-use asset with a corresponding lease liability, which will represent the present value of the lease payments to be made over the lease term. Although the full qualitative and quantitative effects of these changes have not yet been determined and are still being analyzed, the adoption of ASC 842 will increase “Total assets” and “Total liabilities” in our Condensed Combined Balance Sheet.

In June 2016, the FASB issued ASU No. 2016-13, Accounting for Credit Losses, which amends the guidance on the impairment of financial instruments. This update adds an impairment model (known as the current expected credit losses model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its estimate of expected credit losses. The effective date for this update is for the annual and interim periods beginning after December 15, 2019 and early adoption is permitted beginning after December 15, 2018. We are currently evaluating the impact of adopting this new guidance on our Condensed Combined Financial Statements.

In November 2016, the FASB issued No. 2016-18, Statement of Cash Flows: Restricted Cash, which amended the previous accounting standard to require the statement of cash flows explain the change during the period in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents, which was intended to reduce the diversity in practice caused by the lack of specificity in the existing accounting standard regarding the classification and presentation of changes in restricted cash or restricted cash equivalents. We adopted this guidance during the first quarter 2018 using a retrospective transition approach and it did not have a material impact on our Condensed Combined Financial Statements.

In September 2017, the FASB issued ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842), which makes amendments to the SEC paragraphs pursuant to the staff announcement at the July 20, 2017 Emerging Issues Task Force meeting and rescinds prior SEC staff announcements and observer comments. To the extent this guidance is applicable, it is effective immediately. As discussed above, The Properties adopted ASC 606 during the first quarter 2018 and have not yet adopted ASC 842. The guidance applicable to The Properties in this ASU did not have a material impact on our Condensed Combined Financial Statements.

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740), Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. This ASU adds various SEC paragraphs pursuant to the issuance of the December 2017 SEC Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which was effective immediately. The SEC issued SAB 118 to address concerns about reporting entities’ ability to timely comply with the accounting requirements to recognize all of the effects of the new tax legislation, commonly referred to as The Tax Cuts and Jobs Act (the “Tax Act”) in the period of enactment. SAB 118 allows disclosure that timely determination of some or all of the income tax effects from the Tax Act are incomplete by the due date of the financial statements and, if possible, to provide a reasonable estimate. For more information, see Note 7, “Income Taxes.”
A variety of proposed or otherwise potential accounting standards are currently under review and study by standard-setting organizations and certain regulatory agencies. Given the tentative and preliminary nature of such proposed standards, we have not yet determined the effect, if any, that the implementation of any such proposed or revised standards would have on the Condensed Combined Financial Statements.

Note 4-Master Lease Financing Obligation

On April 28, 2016, the Parent Company entered into a triple-net master lease agreement with GLPI (“Master Lease”), which covers 14 facilities in total, including Ameristar Kansas City, Ameristar St. Charles and Belterra Resort. Immediately preceding and in contemplation of the Master Lease, the real property assets associated with the 14 facilities were sold by the Parent Company to GLPI. The Parent Company determined that the transactions with GLPI on April 28, 2016 did not qualify for sale-leaseback accounting pursuant to ASC Topic 840, Leases. Therefore, the Master Lease is accounted for as a financing obligation and the facilities remain on the Condensed Combined Balance Sheet.

The financing obligation at the Parent Company was calculated based on the future minimum lease payments discounted at 10.5%. For purposes of calculating the financing obligation, beginning in the third year of the lease, the percentage rent (discussed below) was excluded since the payment was contingent upon the achievement of future financial results. The discount rate represented the estimated incremental borrowing rate of the Parent Company over the lease term of 35 years, which included renewal options that were reasonably assured of being exercised, at lease inception. Lease payments determined to be contingent at lease inception, such as the annual escalation of the building base rent (discussed below) and the percentage rent, are expensed as incurred and included in “Interest expense, net,” in our Condensed Combined Statements of Operations.

For purposes of these financial statements, The Properties have been allocated a pro rata share of the Parent Company’s financing obligation, which was determined to be $850.8 million at lease inception based on the proportion of The Properties' trailing twelve month (“TTM”) earnings before interest expense, depreciation and amortization (“EBITDA”) to the aggregate TTM EBITDA of the facilities subject to the Master Lease at lease inception.

The Master Lease has an initial term of 10 years with five subsequent, five-year renewal periods at our option. The rent, which is payable in monthly installments, is comprised of base rent, which includes a land and a building component, and percentage rent. The land base rent is fixed for the entire lease term. The building base rent is subject to an annual escalation of up to 2%, depending on the Adjusted Revenue to Rent Ratio (as defined in the Master Lease) of 1.8:1. The percentage rent, which was fixed for the first two years, will be adjusted every two years to establish a new fixed amount for the next two-year period. Each new fixed amount will be calculated by multiplying 4% by the difference between (i) the average net revenues for the trailing two-year period and (ii) $1.1 billion.

Effective the beginning of May 2018, the building base rent was increased by an annual amount of $5.9 million, which was the result of the annual escalation. The percentage rent for the third and fourth years of the Master Lease, which was effective beginning in May 2018, was finalized in July 2018 and resulted in an annual decrease of $1.1 million. As of September 30, 2018, annual rent under the Master Lease was $387.5 million for the Parent Company, which was comprised of the land base rent, the building base rent and the percentage rent, which were $44.1 million, $300.4 million and $43.0 million, respectively. On an allocated basis, as of September 30, 2018, annual rent attributable to The Properties was $103.2 million.

On an allocated basis, as of September 30, 2018, the annual rent payment attributable to The Properties was $103.2 million. The annual rent payment has been allocated based on the proportion of The Properties' TTM EBITDA to the aggregate TTM EBITDA of the facilities subject to the Master Lease at lease inception.

Total lease payments under the Master Lease allocated to The Properties were as follows:

	For the three months ended September 30, 2018	For the nine months ended September 30, 2018
	(in millions)
Reduction of financing obligation	$0.7	$5.9
Interest expense attributable to financing obligation	25.3	70.9
Total lease payments under the Master Lease	$26.0	$76.8

Note 5-Income Taxes
The effective tax rate for the three and nine months ended September 30, 2018 was 23.5%, or an expense of $0.7 million, and (37.3)%, or a benefit of $2.5 million, respectively.
As previously noted, the gaming facilities leased from GLPI are presented on The Properties’ Condensed Combined Balance Sheet at historical cost, net of accumulated depreciation, and the Master Lease is accounted for as a financing obligation. However, for federal and state income tax purposes, the Master Lease is considered an operating lease. As such, The Properties do not recognize any tax bases in the leased gaming facilities, which creates basis differences that give rise to deferred income taxes.

Note 6-Employee Benefit Plans
Share-Based Compensation: The Parent Company maintains the 2016 Equity and Performance Incentive Plan (the “2016 Plan”), which provides for the granting of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock unit awards and dividend equivalents to directors, employees, consultants and/or advisors of the Parent Company.
The share-based compensation expense directly charged by the Parent Company to The Properties for their employees’ participation in the 2016 Plan was $0.4 million and $1.2 million for the three and nine months ended September 30, 2018, respectively, which is included in “General and administrative” in the accompanying Condensed Combined Statements of Operations.

Note 7-Related-Party Transactions
Corporate Expenses: Certain corporate expenses have been allocated to The Properties from the Parent Company for purposes of these financial statements based on The Properties’ pro rata share of the Parent Company’s consolidated net revenues. The corporate expense allocation to The Properties for the three and nine months ended September 30, 2018 was $5.2 million and $15.0 million, respectively, and is included in “General and administrative” in the accompanying Condensed Combined Statements of Operations.

Cash Activity with the Parent Company and Affiliates: Cash transfers to and from the Parent Company are made based upon the needs of The Properties to fund daily operations, including accounts payable and payroll, as well as capital expenditures.

Note 8-Commitments and Contingencies
The Properties are party to various pending legal proceedings. Management does not expect that the outcome of such proceedings, either individually or in the aggregate, will have a material effect on The Properties’ financial position, cash flows or results of operations.
The Properties’ operations are dependent on the continued licensability and qualifications of The Properties. Such licensing and qualifications are reviewed periodically by the gaming authorities in Missouri, Indiana and Ohio, as applicable.